UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Analog Devices, Inc.

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This letter is intended to serve as a Report Feedback Statement regarding Glass Lewis’s Proxy Paper on Analog Devices, Inc. (ADI) published on February 14, 2023. In its analysis, Glass Lewis recommended to vote AGAINST Proposal 2, ADI’s advisory vote on executive compensation. We appreciate the opportunity to provide a response to the Proxy Paper on ADI.

February 21, 2023

To Our Shareholders,

As the Compensation and Talent Committee of the Board of Directors of ADI, we are writing to provide additional context and rationale regarding our compensation decisions as described in ADI’s 2023 Proxy Statement, and specifically, in response to points raised by Glass Lewis in its Proxy Paper (Proxy Paper) regarding Proposal 2 seeking shareholder approval of a non-binding advisory vote on ADI’s executive compensation (Say-on-Pay).

The Compensation and Talent Committee is committed to attracting, motivating, rewarding and retaining top executive talent to drive ADI’s success. ADI experienced significant growth and became a considerably larger company with ADI’s acquisition of Maxim Integrated Products (Maxim) in August 2021. As a result, during the fiscal 2022 compensation planning cycle, the first compensation planning cycle after the acquisition, the Compensation and Talent Committee was focused on hiring and retaining an executive team to lead the business forward in its continued transformation. This focus was a key consideration in the decisions detailed in this letter and in ADI’s 2023 Proxy Statement.

We invite you to review our 2023 Proxy Statement, and we would be pleased to discuss any questions you may have regarding our executive compensation program or other aspects of our corporate governance.

1.	The Compensation and Talent Committee Takes the Say-on-Pay Results Very Seriously and Carefully Considers Feedback of ADI’s Shareholders

At the time of ADI’s 2022 Annual Meeting of Shareholders held in March 2022, at which ADI received 77% support for Say-on-Pay, many of the decisions and the structural design for the fiscal year 2022 executive compensation program had already been considered and were largely approved by the Compensation and Talent Committee.

Following the 2022 Annual Meeting, during ADI’s regular annual shareholder outreach in the fall of 2022, ADI conducted enhanced shareholder engagement by reaching out to shareholders representing approximately 50% of shares outstanding, with a focus on top shareholders who had not supported Say-on-Pay at the 2022 Annual Meeting of Shareholders. ADI met with shareholders representing approximately 30% of shares outstanding as a result of that outreach.

ONE ANALOG WAY • WILMINGTON, MA 01887, U.S.A. • TEL: 781.935.5565

During these meetings, a number of compensation topics were discussed, including the one-time special award granted to ADI’s CEO and Chair during fiscal year 2021, and the overall structure of ADI’s executive compensation program, including positive changes to the fiscal 2022 executive compensation program such as increasing the percentage of performance-based equity awards. With respect to discussions regarding the one-time award to ADI’s CEO and Chair, feedback on the one-time award was mixed. Some shareholders understood the reasons behind the award and commented on ADI’s robust disclosure regarding the award. ADI reiterated during these meetings with shareholders that we do not intend to grant future special awards to our CEO and Chair outside of ADI’s ongoing annual incentive program while the current award remains outstanding, which we believe was well-received. As for the design of the overall executive compensation program, feedback was generally positive and there were no significant themes coming out of the meetings with shareholders that the Compensation and Talent Committee thought suggested or warranted immediate and/or significant changes beyond the changes that had already been made for fiscal 2022, such as increasing the percentage of performance-based equity awards.

Because of this, the Compensation and Talent Committee did not believe that it was in shareholders’ best interests to make changes to outstanding equity awards or the annual compensation program structure and that the best means to address concerns was to firmly recommit that we do not intend to make (and have not made) special awards to our CEO and Chair outside of our ongoing annual incentive program while the current grant remains outstanding.

ADI values its engagement with investors throughout the course of the year, and we take the feedback into consideration when designing ADI’s executive compensation program. This is a key element of ADI’s compensation process.

2.

Long-Term Incentive and Short-Term Incentive Values for Fiscal Year 2022 Were Increased for Certain Executives to Reflect Annual Incentives Appropriate for a Company the Size of ADI Following the Maxim Acquisition

The fiscal year 2022 compensation planning cycle was the first compensation cycle following ADI’s acquisition of Maxim, which closed in August 2021. ADI has been in a period of rapid growth and with the acquisition of Maxim, ADI became a significantly larger company with further increased revenue and market capitalization. Accordingly, the Compensation and Talent Committee increased short- and long-term incentive compensation for most of its executives to be commensurate with the size and complexity of the combined company following the Maxim acquisition, and to retain and incentivize key leaders. In consultation with its independent compensation consultant, the Compensation and Talent Committee closely reviewed competitive market assessments as well as current equity held by such executives, and determined that such increases were appropriate in order to retain and incentivize key employees, which would be in the best interests of shareholders and the company. Further, as discussed above, the percentage of performance-vested equity in 2022 annual grants increased as well. As such, the 2022 grants are more at-risk and closely aligned with shareholders’ interests than before.

ONE ANALOG WAY • WILMINGTON, MA 01887, U.S.A. • TEL: 781.935.5565

3.

New Hire Equity Awards Granted to Gregory Bryant, our Executive Vice President and President of Business Units, were Aligned with Market Practices and Thoughtfully Designed to Attract and Retain an Important Leader to Drive ADI’s Long-Term Value

As discussed in the 2023 Proxy Statement, Mr. Bryant joined ADI in March 2022 as Executive Vice President and President of Business Units. Mr. Bryant is a critical hire for ADI, bringing three decades of experience and a track record of driving growth. Further, ADI hired Mr. Bryant to serve in a crucial role to grow the business and ensure close alignment between ADI’s long-term strategic goals and evolving technology trends, market needs and customer priorities – all of which are important for the long-term success of ADI and aligned with the expectations and goals of ADI’s shareholders. Attracting and retaining executive talent of Mr. Bryant’s caliber in a fiercely competitive market and industry is both extremely challenging and vitally important.

In advance of ADI hiring Mr. Bryant, the Compensation and Talent Committee carefully deliberated as a committee and with its independent compensation consultant and discussed Mr. Bryant’s new hire compensation package to ensure that his offer was aligned with market practice, as well as the long-term interests of ADI’s shareholders. The Compensation and Talent Committee believed in the importance of providing a new hire package that would attract Mr. Bryant, retain him for the long-term, and be aligned with ADI’s strategy to drive long-term value for shareholders.

In response to Glass Lewis’ discussion regarding Mr. Bryant’s new-hire awards, we offer the following further information to clarify and contextualize the Compensation and Talent Committee’s process and rationale.

Quantum of Mr. Bryant’s New-Hire Equity Awards

Regarding Mr. Bryant’s overall new-hire compensation package, the Compensation and Talent Committee determined that Mr. Bryant’s base salary, target bonus and annual equity award package should be consistent with what he was receiving from his prior employer at the time. As a result, the Compensation and Talent Committee focused intently on Mr. Bryant’s new-hire equity awards as a key element of his compensation arrangements.

Consistent with its customary practice in determining new-hire compensation packages for key executives, the Compensation and Talent Committee was striving to achieve two key objectives when considering the quantum of Mr. Bryant’s new hire equity awards: (i) make Mr. Bryant whole for the equity awards he would be forfeiting by leaving his prior employer to the extent such make-whole furthered ADI’s and its shareholders best interests and (ii) incentivize Mr. Bryant to join ADI. At the time ADI was discussing potential employment with Mr. Bryant, the Compensation and Talent Committee understood, through a variety of sources, including publicly available information, that Mr. Bryant, if he were to join ADI, would forfeit over $20 million in equity awards consisting of time-based RSUs, performance-based RSUs and options (which were understood to be underwater). Certain details, such as the expected performance of his outstanding performance-based RSUs were not available as the proxy statement of his prior employer had not yet been filed. Using the information available, the Compensation and Talent Committee evaluated the value and structure necessary to make Mr. Bryant whole and induce him to join ADI. As a result, the Compensation and Talent Committee determined that a quantum of $24 million (using the normal valuation methods and subject to vesting and performance conditions) was appropriate to achieve both objectives.

ONE ANALOG WAY • WILMINGTON, MA 01887, U.S.A. • TEL: 781.935.5565

To balance the objectives regarding the quantum discussed above and the interests of ADI and its shareholders, the Compensation and Talent Committee structured the new-hire equity package such that approximately 80% of the total target equity value granted would only vest if Mr. Bryant remained with ADI for the long-term or ambitious stock price hurdles were attained that would lead to shareholders realizing significant value. Mr. Bryant had a well-established career with experience and skills that are in high demand, and the Compensation and Talent Committee believed the new-hire equity package represented a suitable balance of risk and reward for Mr. Bryant, ADI and its shareholders and was sufficient to attract and incentivize him to join ADI.

As a result, the Compensation and Talent Committee granted the following new-hire equity awards to Mr. Bryant, with the majority of the awards tied to challenging performance goals aligned with the interests of ADI and its shareholders:

Type	Target Value	Vesting	Rationale For Award
Time-based RSU	$5 million	Annual installments over a four-year period	Enticing Mr. Bryant to join ADI and providing vesting opportunity over first four years of employment

Time-based RSU	$5 million	Cliff vesting on the third anniversary of the award date	Combination of enticing Mr. Bryant to join ADI and to make Mr. Bryant whole given the equity he was forfeiting when leaving his prior employer, while ensuring Mr. Bryant’s long-term commitment to ADI, with vesting taking place only after three years of employment

Performance-based RSU	$14 million	Attainment of challenging stock price hurdles described below	Designed to make Mr. Bryant whole given the equity he was forfeiting when leaving his prior employer, while directly aligning with creation of shareholder value through the attainment of challenging stock price hurdles

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The Compensation and Talent Committee considered all the factors discussed above, and determined that the quantum of the equity awards with the structure indicated, was appropriate. The Compensation and Talent Committee also believes Mr. Bryant’s new-hire equity awards are in line with similarly positioned executives who have been hired by ADI’s peers over the last several years.

Further, the Compensation and Talent Committee believes that a new hire compensation package designed to attract a key executive has different objectives than, and therefore is not comparable to, an annual compensation package or a one-time performance or retention award.

Performance Period of Performance-based RSU and Retesting of Mr. Bryant’s New-Hire Awards

As discussed in the 2023 Proxy Statement and above, the Compensation and Talent Committee granted Mr. Bryant a new-hire performance-based RSU award that vests over a four-year performance period from March 15, 2022 to March 15, 2026, subject to attainment of certain share price thresholds.

The Compensation and Talent Committee structured the performance-based RSUs to be tied to challenging stock price appreciation goals. The award vests based on the attainment of two ambitious stock price goals of $200 per share and $220 per share, which must be sustained for 70 consecutive trading days. Attainment of each target results in 75% of the shares underlying the performance-based RSUs vesting (allowing for a total potential of 150% attainment). The attainment is binary, the performance-based RSUs will only vest if the share price goals are met and there is no interpolation of attainment for share prices between the targets. While these goals may be achieved at any point during the four-year performance period, there are no alternative performance conditions that provide a separate opportunity for vesting if the stock price attainment goals are not achieved. If the minimum stock price target is not attained within the four-year performance period, then the entire award is forfeited. The maximum payout may only be earned if there is a sustained stock price increase of 45% from the grant date, which the Compensation and Talent Committee viewed as sufficiently challenging and, if achieved, would bring significant value to ADI’s shareholders.

Monte Carlo Valuation of Mr. Bryant’s New Hire Awards

As discussed in the 2023 Proxy Statement, ADI calculates the grant date fair value of the awards in accordance with FASB ASC 718. For awards like the new hire performance-based RSUs that use market-based metrics, such as stock price hurdles, a Monte Carlo simulation was used, as required, to calculate the grant date fair value. The simulation uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the conditions may not be satisfied. Using this well-established and required valuation method, ADI believes the values reported in the 2023 Proxy Statement were consistent and aligned with accounting and reporting rules.

ONE ANALOG WAY • WILMINGTON, MA 01887, U.S.A. • TEL: 781.935.5565

4.	Ms. Sacks Increase in Pay Was Necessary to Align her Compensation with Peers and Designed to Retain Her as a Respected Leader with Highly in Demand Skills

Ms. Sacks serves as ADI’s Senior Vice President and Chief Customer Officer. Regarding the increase to Ms. Sacks’ compensation during fiscal year 2022, the Compensation and Talent Committee along with management extensively discussed peer group compensation benchmarks, the increased size of ADI, the highly valuable skills of Ms. Sacks and her performance at ADI. Further, the Compensation and Talent Committee reviewed a competitive-market assessment where benchmarks suggested an increase in total direct compensation was warranted given the intense competition for a leader with Ms. Sacks’ extensive experience and skills. As a result, the Compensation and Talent Committee increased Ms. Sacks’ compensation to a level that it deemed appropriate given the considerations discussed.

In conclusion, we are firmly committed to a pay for performance philosophy. As the Compensation and Talent Committee, we take our responsibilities seriously, and, after robust consultation with the Committee’s independent compensation consultant and advisors, make decisions with the interests of ADI and its shareholders in mind.

Your support is important to us. Thank you for your consideration.

Best regards,

/s/ Edward H. Frank

Edward H. Frank, Ph.D., on behalf of the Compensation and Talent Committee of the Board of Directors of Analog Devices, Inc.

Submitted by:

Janene Asgeirsson

/s/ Janene Asgeirsson

Senior Vice President, Chief Legal Officer, Chief Risk Officer and Secretary of Analog Devices, Inc.

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